UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Convergys Corporation

(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2003 ANNUAL MEETING

AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING

To The Shareholders:

The annual meeting of shareholders of Convergys Corporation (the “Company”) will be held at the Northern Kentucky Convention Center, in Ballroom C, One West RiverCenter Blvd., Covington, Kentucky 41011, on Tuesday, April 22, 2003, at 11:30 A.M. You will be required to show proper identification for admittance to the meeting. The meeting is being held for the following purposes:

1.	To elect four Directors for three-year terms ending in 2006;

2.	To vote on a shareholder proposal regarding the expensing of stock option costs; and

3.	To act upon such other matters as may properly come before the meeting.

Shareholders of record at the close of business on February 28, 2003 will be entitled to vote at the meeting and any adjournment thereof.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Many shareholders can also vote their shares over the Internet or by telephone. Internet or telephone voting instructions are printed on the proxy card sent to you.

W. H. Hawkins II

Secretary

March 10, 2003

Convergys Corporation

201 East Fourth Street

P. O. Box 1638

Cincinnati, Ohio 45201

PROXY STATEMENT

This Proxy Statement (“Proxy Statement”) and the accompanying proxy card are being mailed to shareholders on or about March 17, 2003 in connection with the solicitation of proxies by the Board of Directors of Convergys Corporation (the “Company”) for use at the annual meeting of shareholders to be held on Tuesday, April 22, 2003, at 11:30 A.M. at the Northern Kentucky Convention Center, in Ballroom C, One West RiverCenter Blvd., Covington, Kentucky 41011.

Shares can be voted at the meeting only if the shareholder is represented by proxy or is present in person. A shareholder giving a proxy in the accompanying form retains the power to revoke it by a later appointment received by the Company or by giving notice of revocation to the Company in writing or in open meeting prior to the shares being voted. Such later appointments or notices should be directed to W. H. Hawkins II, Secretary of the Company, at the address set forth above. Shares represented by properly executed proxies received in the accompanying form will be voted in accordance with the instructions contained therein. In the absence of contrary instructions, such shares will be voted: (1) to elect as Directors the persons nominated as Class II Directors on pages 5 and 6; (2) to vote against the shareholder proposal regarding the expensing of stock option costs; and (3) to act upon such other matters as may properly come before the meeting.

In the event that a broker, bank, custodian, nominee or other record holder of shares indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (a “broker non-vote”), those shares will be considered as present but not entitled to vote with respect to that matter. An abstention from voting and broker non-votes will be included in determining the presence of a quorum.

YOUR VOTE IS IMPORTANT. Many shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy card or the information forwarded to you by your bank, broker or other holder of record to see which options are available to you.

GENERAL

On the record date, February 28, 2003, outstanding securities of the Company consisted of 173,562,031 common shares, without par value (“Common Shares”), all of one class. Each Common Share has one vote on each matter presented for action at the meeting. The Company has not been notified of any beneficial owners of more than 5% of the Company’s voting securities as of the record date. The Securities and Exchange Commission has defined “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to any such security or has the right to acquire beneficial ownership of any such security within 60 days.

Section 16 Beneficial Ownership Reporting Compliance

Ownership of and transactions in Company securities by executive officers and Directors of the Company are required to be reported to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934. To the knowledge of the Company, all executive officers and Directors complied with these requirements on a timely basis during 2002.

BOARD OF DIRECTORS

General Information

The Board of Directors has the responsibility for establishing corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Directors are kept informed of the Company’s business by various reports and documents sent to them, as well as by operating and financial reports presented at Board and committee meetings by the Company’s officers.

Meetings of the Board of Directors are scheduled approximately six times a year, and there is also an organizational meeting following the annual meeting of shareholders. Additional meetings of the Board may be called whenever needed. The Board of Directors of the Company held eight meetings in 2002. Each Director attended at least 75% of the total number of meetings of the Board and committees of which he was a member.

Committees of the Board

The committees established by the Board of Directors to assist it in the discharge of its responsibilities are described below. The biographical information on each Director, including those nominated for election, which begins on page 5 of this Proxy Statement, identifies the committee memberships currently held by each nominee and each Director.

The Executive Committee has authority to act on most matters during the intervals between Board meetings, except for those matters reserved to the full Board of Directors by the Ohio General Corporation Law and the Regulations of the Company. The committee meets on call whenever needed. The committee has five members, one of whom is an officer of the Company. The committee did not meet in 2002.

The Audit Committee is established by the Board of Directors for the primary purpose of assisting the Board in overseeing and ensuring the integrity of the Company’s financial statements, overseeing the Company’s compliance with legal and regulatory requirements, overseeing the independent accountants’ qualifications and independence, overseeing the performance of the Company’s internal audit function, and overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that Management and the Board have established. The committee recommends to the Board the appointment of the independent accountants. Both the internal auditors and the independent accountants periodically meet alone with the committee and have unrestricted access to the committee. The committee has five members, all of whom are independent Directors. The committee met seven times in 2002.

The Compensation and Benefits Committee makes recommendations to the Board with respect to the compensation of the Chief Executive Officer and non-employee Directors. The committee also approves the compensation of certain executive officers of the Company and administers certain benefit plans, including the Deferred Compensation and Option Gain Deferral Plan for Non-Employee Directors, the Supplemental Executive Retirement Plan and the Company’s 1998 Long Term Incentive Plan (the “LTIP”). The committee has five members, all of whom are independent Directors. The committee met four times in 2002.

The Finance Committee reviews the capital structure of the Company, short-term borrowing limits, proposed financings, alternatives available for the financing of material acquisitions by the Company, pension plan funding and the performance of the portfolio managers. From time to time the committee makes such reports and recommendations to the Board with respect to the foregoing as it deems appropriate. The committee has six members, all of whom are independent Directors. The committee met three times in 2002.

The Governance and Nominating Committee reviews the performance of senior management, recommends candidates for Director, monitors the functions of committees, conducts evaluations of the Board and its committees and suggests to the Board shareholder concerns that should be addressed. The committee has three members, all of whom are independent Directors. The committee met five times in 2002.

Compensation of Directors

Directors who are also employees of the Company receive no compensation for serving as Directors or committee members. Non-employee Directors receive an annual retainer of $26,000 and a meeting fee of $1,000 for each Board and committee meeting attended. The Chairmen of the Audit, Compensation and Benefits, Finance, and Governance and Nominating Committees receive an additional fee of $3,000 per year. Non-employee Directors also receive stock options pursuant to the LTIP. Each non-employee director who is first elected or appointed to the Board receives an option to purchase 17,000 Common Shares. Each non-employee Director also receives an option to purchase 8,500 Common Shares annually, subsequent to his or her initial election or appointment to the Board, provided that he or she continues in office after the annual meeting. The exercise price for each option granted is 100% of the fair market value of the Common Shares on the date of grant.

Directors may elect to defer the receipt of all or a part of their fees and retainers under the Company’s Deferred Compensation and Option Gain Deferral Plan for Non-Employee Directors (the “Directors Deferred Compensation Plan”). Amounts so deferred are assumed to be invested as directed by the Director in the same type of investments, including Common Shares, as are made available to employees of the Company under the Company’s Retirement and Savings Plan. Accounts credited with fees and retainers under the Directors Deferred Compensation Plan will be paid in cash, in one lump sum or up to ten annual installments, when the Director leaves the Board. Directors may also elect to defer the net proceeds of the exercise of any stock option granted under the LTIP. Option gains so deferred are assumed to be invested in Common Shares. Accounts credited with option gains will be paid in Common Shares, in one lump sum or in up to ten annual installments, commencing on the date selected by the Director under the terms of the Directors Deferred Compensation Plan. In the event of a “change in control” of the Company, all accounts will be distributed in a single lump sum.

Share Ownership of Directors and Officers

The following table sets forth the beneficial ownership of Common Shares as of February 28, 2003 by each Director and named executive officer and by all Directors and executive officers of the Company as a group.

	Common Shares Beneficially Owned as of Feb. 28, 2003(a)	Percent of Common Shares
John F. Barrett(b)(c)	93,885	*
Gary C. Butler	66,500	*
David B. Dillon	56,000	*
David F. Dougherty(b)	837,089	*
Eric C. Fast	56,719	*
Joseph E. Gibbs	57,500	*
Roger L. Howe	147,325	*
Robert J. Marino(b)	710,560	*
Steven C. Mason	84,314	*
Philip A. Odeen	55,361	*
James F. Orr	2,892,110	1.8%
Sidney A. Ribeau	36,394	*
Steven G. Rolls	570,122	*
Ronald E. Schultz	452,009	*
James M. Zimmerman	36,625	*
All Directors and executive officers as a group (consisting of 27 persons, including those named above) (b)	8,226,037	5.1%

*	less than 1 percent

(a)	Includes Common Shares subject to outstanding options which are exercisable by such individuals within 60 days. The following options are included in the totals: 2,339,688 Common Shares for Mr. Orr; 673,936 Common Shares for Mr. Dougherty; 538,224 Common Shares for Mr. Marino; 455,230 Common Shares for Mr. Rolls; 363,994 Common Shares for Mr. Schultz; 85,300 Common Shares for Mr. Barrett; 77,300 Common Shares for Mr. Mason; 58,500 Common Shares for Mr. Butler; 51,000 Common Shares each for Messrs. Dillon and Odeen; 45,500 Common Shares for Mr. Howe; 42,500 Common Shares each for Messrs. Fast and Gibbs; and 34,000 Common Shares each for Messrs. Ribeau and Zimmerman.

(b)	Includes Common Shares held directly by members of the Director’s or officer’s family who have the same home as the Director or officer but as to which the Director or officer disclaims beneficial ownership: 1,568 for Mr. Barrett; 2,200 for Mr. Dougherty; 100 for Mr. Marino; and 200 for other officers.

(c)	Does not include Common Shares held by The Western and Southern Life Insurance Company and its affiliates of which Mr. Barrett is Chairman of the Board, President and Chief Executive Officer. Mr. Barrett disclaims beneficial ownership of those shares.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Board of Directors of the Company presently consists of eleven members, one of whom is an officer of the Company. The Company’s Amended Articles of Incorporation require that the Directors be divided into three classes. At each annual meeting of shareholders, Directors constituting a class are elected for a three-year term. The terms of the Class II Directors expire at the annual meeting of shareholders in 2003. The Board has nominated John F. Barrett, Joseph E. Gibbs, Steven C. Mason and James F. Orr for election as Directors in Class II to serve until the 2006 annual meeting of shareholders.

It is intended that shares represented by the accompanying form of proxy will be voted for the election of the nominees, unless contrary instructions are indicated as provided on the proxy card. (If you do not wish your shares to be voted for a particular nominee, please so indicate on the proxy card.) If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a candidate, the shares represented by the proxies will be voted to elect the remaining nominee or nominees and any substitute nominee or nominees designated by the Board of Directors. The Board of Directors knows of no reason why any of the nominees would be unavailable or unable to serve.

For each Director of the Company, including those nominated for election, there follows a brief listing of principal occupation during at least the past five years, other major affiliations and age on the date of this Proxy Statement.

The Board of Directors recommends a vote “FOR” each of the nominees for Class II Director listed below.

NOMINEES FOR CLASS II DIRECTORS

(Terms expire in 2006)

John F. Barrett, Chairman of the Board of Western & Southern Financial Group, Inc. and The Western and Southern Life Insurance Company since March 2002; President and Chief Executive Officer of Western & Southern Financial Group, Inc. since 2000; President and Chief Executive Officer of The Western and Southern Life Insurance Company since 1994. Director of The Fifth Third Bancorp and its subsidiary, The Fifth Third Bank, and The Andersons, Inc. Director of the Company since May 1998; Chairman of the Finance Committee; member of the Compensation and Benefits Committee and the Executive Committee. Age 53.

Joseph E. Gibbs, Chairman, Gibbs Investments since January 2002; Co-Founder, Vice Chairman, President and Chief Executive Officer of TGC, Inc. (The Golf Channel), 1991-2001. Director of Gibbs Investments, LLC, Digital Media Arts College and PGA of America Golf Properties. Director of the Company since December 2000; member of the Compensation and Benefits Committee and the Finance Committee. Age 53.

Steven C. Mason, Retired Chairman of the Board and Chief Executive Officer of Mead Corporation since 1997; Chairman of the Board and Chief Executive Officer, 1992-1997. Director of PPG Industries, Inc. and Elder-Beerman Stores. Director of the Company since May 1998; Chairman of the Compensation and Benefits Committee; member of the Executive Committee and the Governance and Nominating Committee. Age 67.

James F. Orr, Chairman of the Board of the Company since April 2001; President and Chief Executive Officer since 1998; Chief Operating Officer and a Director of Cincinnati Bell Inc., 1996-1998; Chairman of Convergys Information Management Group Inc. since 1996; Chairman of Convergys Customer Management Group Inc. since 1997. Director of Becton Dickinson and Company and Ohio National Life Insurance Company. Director of the Company since May 1998; Chairman of the Executive Committee. Age 57.

CLASS III DIRECTORS

(Terms expire in 2004)

Gary C. Butler, President and Chief Operating Officer of Automatic Data Processing, Inc. since 1998; Group President of the Employer Services Group, 1995-1998. Director of Automatic Data Processing, Inc. and Liberty Mutual Group. Director of the Company since January 1999; member of the Finance Committee and the Compensation and Benefits Committee. Age 56.

Roger L. Howe, Retired Chairman of the Board of U.S. Precision Lens, Inc. since 1998; Chairman of the Board, 1988-1998. Director of Cintas Corporation and U.S. Bancorp. Director of the Company since May 1998; Chairman of the Governance and Nominating Committee; member of the Audit Committee and the Executive Committee. Age 68.

Philip A. Odeen, Retired Chairman and Interim Chief Executive Officer of TRW Inc. since December 2002; Chairman and Interim Chief Executive Officer, 2001-2002; Executive Consultant of TRW Inc., January-February 2002; Executive Vice President of TRW Inc., 1997-2001; President and Chief Executive Officer of BDM International, Inc., 1992-1997. Director of The Reynolds and Reynolds Company, Northrop Grumman Corporation, Avaya Inc. and WGL Holdings. Director of the Company since March 2000; Chairman of the Audit Committee, member of the Executive Committee and the Governance and Nominating Committee. Age 67.

James M. Zimmerman, Chairman of the Board of Federated Department Stores, Inc. since 1997; Chief Executive Officer, 1997-February 2003; President and Chief Operating Officer, 1988-1997. Director of Federated Department Stores, Inc., The Chubb Corporation, H. J. Heinz Company and Goodyear Tire and Rubber Company. Director of the Company since June 2001; member of the Compensation and Benefits Committee. Age 58.

CLASS I DIRECTORS

(Terms expire in 2005)

David B. Dillon, President and Chief Operating Officer of The Kroger Co. since 2000; President, 1999-2000; President and Chief Operating Officer, 1995-1999. Director of The Kroger Company. Director of the Company since March 2000; member of the Audit Committee and the Finance Committee. Age 51.

Eric C. Fast, President and Chief Executive Officer of Crane Co. since April 2001, President and Chief Operating Officer, 1999-2001; Co-Head of Global Investment Banking, Salomon Smith Barney, 1997-1998; Co-Head of Global Investment Banking, Salomon Brothers, Inc., 1995-1997 and a Managing Director of that firm from 1988. Director of Crane Co. Director of the Company since August 2000; member of the Audit Committee and the Finance Committee.
Age 53.

.

Sidney A. Ribeau, President of Bowling Green State University since 1995. Director of The Andersons, Inc. and Worthington Industries, Inc. Director of the Company since August 2001; member of the Audit Committee and the Finance Committee. Age 55.

SHAREHOLDER PROPOSAL

(Item 2 on the Proxy Card)

The following proposal was submitted for inclusion in this Proxy Statement by the Central Laborers’ Pension, Welfare & Annuity Funds, P. O. Box 1267, Jacksonville, IL 62651. As of the date the proposal was submitted, the Central Laborers’ Pension, Welfare & Annuity Funds owned 6,100 Common Shares.

Shareholder Proposal

RESOLVED, that the shareholders of Convergys Corporation (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Supporting Statement of Shareholder Making Proposal

Current accounting rules give companies the choice of reporting stock options expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

A recent report issued by Standard & Poor’s indicated that expensing of stock options could have lowered core earnings at companies by as much as 10%. See Standard & Poor’s “Measures of Corporate Earnings.” May 14, 2002 at page 7. Standard & Poor’s defines core earnings as the after-tax earnings generated from the corporation’s principal business or businesses, “Measures of Corporate Earnings” at page 4. “The failure to expense stock option grants has introduced a significant distortion in reported earnings.” stated Federal Reserve Board Chairman Alan Greenspan.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom – examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings…

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free…

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock option. See Dow Jones Business News, “Table of Companies Expensing Stock Options,” Dec. 31, 2002. Our Company has yet to act. We urge your support.

BOARD OF DIRECTORS’ RESPONSE

The Board of Directors has considered the proposal submitted by the Central Laborers’ Pension, Welfare & Annuity Funds. The Board has previously considered this issue and concluded that it is not in the best interests of the Company and its shareholders to expense stock option costs in its income statement at this time.

In considering the proposal, the Board of Directors believes that it is important that you recognize that the proposal is a general statement in favor of expensing stock option costs, but the proposal’s contentions do not apply to the Company for the following reasons:

•	The Company’s present method of accounting for options is not improper and adopting the proposal will not provide our shareholders with more accurate financial statements.

•	The Company does not promote excessive use of options nor does it pursue corporate strategies designed to promote short-term stock price gains rather than long-term corporate value. Stock options are only one of three components used in the determination of executive compensation.

•	The Company and its CEO have never told you that options are cost-free.

The Company believes the following points which the proponent fails to discuss or disclose are important for your consideration and support the Company’s opposition to the proposal:

•	The Company’s present method for expensing stock option costs is perfectly acceptable under accounting principles generally accepted in the United States. There are currently two alternative methods of accounting for stock option grants: the so-called fair-value method and the intrinsic value method. Under the fair value method, compensation expense is recorded to the income statement based on the fair value of the stock option at date of grant. The fair value of options granted by public companies is estimated using complex option pricing models (e.g., the Black-Scholes model).

Under the intrinsic value method, compensation expense is measured based on the stock options intrinsic value (the excess of the market price of the stock over the exercise price on the measurement date, which is generally the date the options are granted). For most stock options, the intrinsic value on the date of grant is zero, and no compensation expense is recognized.

•	Along with a substantial majority of other publicly traded companies, the Company has chosen to account for its stock option grants under the intrinsic value method, which as noted above is acceptable under generally accepted accounting principles. If companies elect the intrinsic value method, they are required to provide in the footnotes to the financial statements, pro forma disclosure of net income and earnings per share calculated as if stock options were accounted for under the fair value method. This is exactly what the Company has done. Footnotes 2 and 12 to the Company’s financial statements contained in its Form 10-K for the year ended December 31, 2002 concerning “stock-based compensation plans” contain a wide range of information concerning option grants, including the impact of expensing the cost of stock options on the Company’s net income and earnings per share.

•	The Company does not believe that the Company’s financial statements would be more accurate if the proposal was implemented. The proponent fails to recognize that, under its proposal, the determination of stock option costs is subjective because it depends upon a significant number of assumptions made in applying such option-pricing model. At the present time, there is no generally accepted standard option-pricing model, and comparability of costs will not be possible until the various accounting regulatory entities reach a consensus on the proper methodology.

•

The so-called fair value method does not accurately reflect the true financial impact for the Company, and, once determined, the financial impact may not be adjusted to be more accurate. For example, the cumulative expense for options granted between 1999 to 2002 would have been approximately $241 million, when applying the Black-Scholes model to estimate the fair value. However, substantially all of the options granted during these past four years are now significantly below their grant prices, and the current fair value of these options as estimated using the exact same valuation methodology would be approximately $31 million. This means that had the Company applied the so-called fair value method as the proposal requests, there would have been a negative and permanent impact on our income statement, balance sheet and debt capacity to the detriment of our shareholders.

•	By expensing the cost of stock options on its income statement at this time, the Company could put itself at a disadvantage in comparison to its competitors. Unless all of our competitors adopted the so-called fair value method (which they have not done), when the financial results of the Company’s operations were compared to the results of its competitors, the Company would suffer by such comparison and its share price might be adversely affected to the detriment of its shareholders.

Therefore, for the reasons stated above, the Company has decided to continue to use the intrinsic value-based method, the most widely-used industry practice for the treatment of stock option costs under generally accepted accounting principles.

Recommendation

THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE AGAINST THE PROPOSAL.

A majority of the Common Shares represented at the annual meeting, in person or by proxy, is necessary for approval of the proposal.

Effect of Management Vote on Proposal

Since the Directors and officers of the Company own beneficially 8,226,037 Common Shares, or 5.1% of the outstanding voting shares, their votes are not likely to have a material impact on whether this proposal is adopted.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2002, the Committee met seven times. In two of these meetings the Committee discussed the interim financial information contained in the second and third quarter Form 10-Q with the Chief Executive Officer, the Chief Financial Officer, the Controller and the independent accountants prior to the filing of the Company’s Forms 10-Q for these two quarters. The Chairman, as the representative of the Committee, discussed the interim financial information contained in the first quarter Form 10-Q with the Chief Financial Officer, the Controller and the independent accountants prior to the filing of the Company’s Form 10-Q for the first quarter.

In discharging its oversight responsibility related to the audit process, the Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1 entitled, “Independence Discussions with Audit Committees.” In accordance with the foregoing standard, the Committee discussed with the accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants’ independence. The Committee also considered the compatibility of non-audit services with the accountants’ independence as further described herein under the heading “Appointment of Independent Accountants.” The Committee has determined that the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent accountants. Beginning in September the Committee implemented a process to pre-approve all non-audit services provided by the independent accountants to the Company.

The Committee discussed with management, the internal auditors and the independent accountants the quality and adequacy of the Company’s internal controls, disclosure controls and procedures, and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed with both the independent accountants and the internal auditors their audit plans, audit scope, and identification of audit risks. The Committee received updates on legal issues from the Company’s general counsel and augmented established procedures to include the receipt of complaints relating to accounting or auditing matters.

The Committee discussed and reviewed with the independent accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent accountants’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2002 with management and the independent accountants. Management has the responsibility for the preparation of the Company’s financial statements and the independent accountants have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent accountants, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of the independent accountants. The Board approved both recommendations.

The Committee acts pursuant to the revised Audit Committee Charter approved in February 2003, a copy of which is attached as Appendix I to this Proxy Statement. No member of the Committee has any relationship with the Company that would interfere with the exercise of that member’s independence from the Company and its management. Each of the members of the Committee qualifies as an “independent” director under the current standards promulgated by the New York Stock Exchange.

Audit Committee

Philip A. Odeen, Chairperson

David B. Dillon

Eric C. Fast

Roger L. Howe

Sidney A. Ribeau

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company’s Compensation and Benefits Committee has the responsibility to review annually and recommend to the Board the compensation and benefits for the Chief Executive Officer. The Compensation and Benefits Committee also reviews and approves the compensation and benefits for the Company’s Chief Development Officer, the Chief Financial Officer, the Presidents of Convergys Information Management Group Inc. (“IMG”) and Convergys Customer Management Group Inc. (“CMG”) and other executive officers.

Executive Compensation Principles

The executive compensation program established by the Company’s Compensation and Benefits Committee is based on the following principles: (a) compensation should be related to performance and should be comparable to the compensation provided by the composite group described below; (b) individual compensation targets should be competitive with selected survey groups and provide significant incentives for superior Company performance; (c) compensation should align the interests of the executive officers with the interests of the Company’s shareholders; and (d) compensation should enable the Company to attract and retain the management necessary to lead and manage a high growth services company.

Compensation levels for the Chief Executive Officer and the executive officers are generally benchmarked to the median base salary provided by the composite group and the upper-half (the exact amount of which depends on the Company’s relative performance compared to the composite group) of the annual and long-term incentives provided by the composite group, using information from industry surveys provided by outside consultants. The composite group is principally made up of comparably-sized leading high performing publicly-held companies (i.e., companies with annual revenues of $1-5 billion and a history of revenue growth of at least 15% and/or earnings per share growth of at least 20%). It also includes companies with whom the Company competes for executive talent. The companies that are used for purposes of the performance graph on page 21 are generally not used for purposes of benchmarking compensation because they are divergent in size and generally do not participate in the outside consultants’ compensation surveys.

Components of Executive Compensation

The three components of the total compensation program are:

•	Base Salary

•	Annual Incentive Bonus

•	Long-Term Incentives

Base Salaries. Base salary ranges for the named executive officers are set at median levels that are comparable to similar positions at the composite group described above. Individual salaries are adjusted as needed based on individual performance and on the results of our market surveys.

Annual Incentives. The annual bonuses for the Chief Executive Officer and other executive officers are based on Company Earnings Per Share (“EPS”), subsidiary operating income and revenue, and personal performance. These factors are generally weighted equally for executives in the business units and are weighted more heavily toward EPS for corporate staff executives.

Long-Term Incentives. The executive officers’ long-term incentives are in the form of stock options and restricted stock under the LTIP. Annual grants are adjusted based on individual performances.

The relative weight given to each element of total direct compensation (base salary, annual bonus and long-term incentives) is intended to favor long-term incentives over annual bonuses.

Compensation of the Chief Executive Officer

The compensation of Mr. Orr, the Chairman, President and Chief Executive Officer of the Company, is determined by benchmarking the compensation of the chief executive officers of the companies in the composite group. Mr. Orr’s performance is evaluated on an annual basis and, based on this evaluation, a determination is made regarding the level within the competitive compensation range of the composite group that his compensation should be set for the upcoming year. The evaluation of Mr. Orr includes consideration of the Company’s performance compared to a pre-determined set of financial goals, including annual earnings per share, as well as other specific personal, strategic, organizational and operational goals. Mr. Orr’s base salary for 2002, based on this evaluation of his performance during 2001, was $880,000.

Mr. Orr’s annual bonus for 2002 was based on pre-established goals relating to his personal performance and the Company’s EPS. Although he fully achieved his personal performance goal, in light of the difficult business environment during 2002 the Company did not fully achieve its EPS goal, resulting in an annual bonus for him for 2002 of $341,638, which is less than his target amount.

In January 2002, Mr. Orr received an option to purchase 230,000 Common Shares at an exercise price per share equal to $36.67, which was the fair market value of a Common Share on the date of grant. At that time he also received 245,000 shares of restricted stock that vest after four years. The size of the option grant was determined, using the Black-Scholes method, based on the value of long-term incentives provided to the chief executive officers of the companies in the composite group.

Stock Ownership Guidelines

To further align the interests of the Company’s executive officers with those of the Company’s shareholders, the Company’s Compensation and Benefits Committee has established Common Share ownership guidelines for the Company’s senior executives.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for compensation paid to the Company’s named executives. The Company’s Compensation and Benefits Committee intends to maximize the amount of compensation expense that is deductible by the Company when it is appropriate and in the best interests of the Company and its shareholders.

Compensation and Benefits Committee

Steven C. Mason, Chairperson

John F. Barrett

Gary C. Butler

Joseph E. Gibbs

James M. Zimmerman

EXECUTIVE COMPENSATION

I. Summary Compensation Table

The following table shows the compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company. The Company sometimes refers to these individuals as the “named executive officers.”

Name and Principal Position	Year	Annual Compensation				Long-Term Compensation
		Salary ($)	Bonus ($)		Other Annual Compensation ($)	Awards			Payouts
						Restricted Stock Awards ($)		Securities Underlying Options (#)	Long-Term Incentive Payouts ($)	All Other Compensation ($)(a)
James F. Orr Chairman, President and Chief Executive Officer	2002 2001 2000	$880,000 880,000 825,000	$341,638 311,713 650,813	(b)	$69,173(c) (c) (c)	$8,984,150 0 0	(d)	230,000 306,000 305,690	$0 0 0	$55,233 449,027 55,988

David F. Dougherty(e) Chief Development Officer	2002 2001 2000	$460,000 440,000 410,000	$83,944 120,577 254,876	(b)	(c) (c) (c)	$2,383,550 0 0	(d)	75,000 100,000 125,000	$0 0 0	$17,256 129,147 16,142

Steven G. Rolls(e) Chief Financial Officer	2002 2001 2000	$400,000 380,000 340,000	$115,303 87,514 160,189	(b)	(c) (c) (c)	$1,650,150 0 0	(d)	68,000 90,000 75,000	$0 0 0	$21,126 90,418 18,773

Robert J. Marino(e) President, Information Management Group	2002 2001 2000	$420,000 400,000 385,000	$86,356 181,712 189,755		(c) (c) (c)	$2,090,190 0 0	(d)	68,000 90,000 90,000	$0 0 0	$27,098 133,077 20,301

Ronald E. Schultz(e) President, Customer Management Group	2002 2001 2000	$375,000 375,000 330,000	$76,746 58,363 175,507	(b)	(c) (c) (c)	$0 0 0		70,000 70,000 35,000	$0 0 0	$16,635 44,437 18,064

(a)	Represents Company contributions to defined contribution savings plans and Company contributions credited to the Executive Deferred Compensation Plan described on page 20 and the split-dollar life insurance benefit described on page 20.

(b)	Of the total Bonus, two-thirds of the Bonus was paid in cash ($227,873 for Mr. Orr; $65,513 for Mr. Dougherty; $76,907 for Mr. Rolls; and $51,190 for Mr. Schultz) and the remaining one-third was paid through the issuance after year end of immediately vested non-statutory stock options with an exercise price equal to the fair market value of the underlying Common Shares on the grant date.

(c)	Does not include the value of perquisites and other personal benefits because the total amount of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of the annual salary and bonus for the individual for that year except for Mr. Orr who had $42,373 for personal use of Company provided transportation.

(d)	Restricted stock holdings as of December 31, 2002: Mr. Orr, 245,000 Common Shares with a value of $3,682,350; Mr. Dougherty, 65,000 Common Shares with a value of $976,950; Mr. Rolls, 45,000 Common Shares with a value of $676,350; and Mr. Marino, 57,000 Common Shares with a value of $856,710.

(e)	On January 21, 2003, the Company announced management changes effective February 1, 2003. Mr. Dougherty became Executive Vice President, Global Information Management; Mr. Rolls was named Executive Vice President, Global Customer Management and Employee Care and will continue his duties as Chief Financial Officer until a successor is named; Mr. Schultz became Senior Vice President, Business Development; and Mr. John C. Freker became President of Convergys Customer Management Group. Mr. Marino, formerly President of Convergys Information Management Group Inc., left the Company effective February 14. Mr. Larry S. Schwartz became President of Convergys Information Management Group, North America.

II. Grants of Stock Options

The following table shows all options to purchase Common Shares granted to the named executive officers during the fiscal year ended December 31, 2002.

Name	Number of Securities Underlying Options Granted (#)(a)	% of Total Options Granted to Employees In Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(b)
					5%	10%
James F. Orr	230,000	5.8%	$36.67	1/2/2012	$5,302,650	$13,440,510
David F. Dougherty	75,000	1.9%	$36.67	1/2/2012	$1,729,125	$4,382,775
Steven G. Rolls	68,000	1.7%	$36.67	1/2/2012	$1,567,740	$3,973,716
Robert J. Marino	68,000	1.7%	$36.67	1/2/2012	$1,567,740	$3,973,716
Ronald E. Schultz	70,000	1.8%	$36.67	1/2/2012	$1,613,850	$4,090,590

(a)	The material terms of the options granted are: grant type, non-statutory; grant price, fair market value on grant date; exercisable 25% after one year, an additional 25% after the second year and the remaining 50% after the third year; term of grant, 10 years; except in case of retirement, disability or death, generally any unexercised options are cancelled upon termination of employment. All outstanding stock options become immediately exercisable in the event of a “change in control” of the Company.

(b)	As required by rules of the Securities and Exchange Commission, potential realizable values stated are based on the prescribed assumption that the Company’s Common Shares will appreciate in value from the date of grant to the end of the option term at annualized rates of 5% and 10% (total appreciation of 62.9% and 159.4%) resulting in values of approximately $59.725 and $95.107. The stated values do not represent historical performance and are not intended to forecast possible future appreciation, if any, in the price of the Company’s Common Shares. The total of all stock options granted to employees, including the named executive officers, during fiscal 2002 was approximately 2.3% of the total Common Shares outstanding during the year. As an alternative to the assumed potential realizable values stated in the above table, the Securities and Exchange Commission rules would permit stating the present value of such options at date of grant. Methods of computing present values suggested by different authorities can produce significantly different results. Moreover, since these stock options are not freely transferable, there are no objective criteria by which any computation of present value can be verified. Consequently, the Company’s management does not believe there is a reliable method of computing the present value of such stock options for proxy disclosure purposes. However, when it is necessary to value such options, the Company has used the Black-Scholes method to determine the present value of stock options issued to employees.

III. Aggregate Option Exercises

The following table shows aggregate option exercises by the named executive officers in the last fiscal year and fiscal year-end values:

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable (E)/ Unexercisable (U)		Value of Unexercised In-the-Money Options at FY-End($)(a) Exercisable (E)/ Unexercisable (U)
James F. Orr	12,000	$316,465	(E)	1,482,232	(E)$	28,626
			(U)	612,346	(U)$	0
David F. Dougherty	0	0	(E)	382,724	(E)$	4,845
			(U)	212,500	(U)$	0
Steven G. Rolls	0	0	(E)	204,131	(E)$	2,220
			(U)	173,000	(U)$	0
Robert J. Marino	20,000	$390,467	(E)	357,724	(E)$	4,695
			(U)	180,500	(U)$	0
Ronald E. Schultz	0	0	(E)	160,600	(E)$	1,050
			(U)	140,000	(U)$	0

(a)	Values stated for the options are based on the fair market value (average of the high and low trading prices on the New York Stock Exchange) of $15.03 per Common Share on December 31, 2002.

IV. Long-Term Incentive Plan Awards Table

Since no awards pursuant to any long-term incentive plans were made to any named executive officer in the fiscal year ended December 31, 2002, no table has been included.

V. Defined Benefit or Actuarial Plan Disclosure

All of the named executive officers of the Company participate in both the Company’s Pension Plan and a non-qualified pension plan known as the Supplemental Executive Retirement Plan (the “SERP”).

Under the SERP, a participant’s annual pension at retirement is 55% of the participant’s average monthly compensation reduced by benefits payable under the Pension Plan, including amounts which are intended to supplement or be in lieu of benefits under the Pension Plan. The compensation averaging period is the high 36 month period during the 60 month period preceding retirement; there is a reduction of 2.5% of the amount determined under the preceding sentence for each year by which the sum of the participant’s years of age and years of service at retirement total less than 75; and no benefits are payable if the participant leaves prior to attaining age 55 and completing at least 10 years of service except in the case of death or change in control. In the discretion of the Compensation and Benefits Committee, the age and service requirements of the SERP may be waived and any participant who retires prior to attaining age 62 may be provided a supplemental social security benefit.

The benefit formula under the Pension Plan is a cash balance formula. Under this formula, each participant has an account to which pension credits are allocated at the end of each year based upon the participant’s attained age and covered compensation for the year. To the extent that a participant’s covered compensation exceeds the Social Security wage base, additional pension credits are given for such excess compensation. The following chart shows the pension credits which will be given at the ages indicated:

Attained Age	Pension Credits
Less than 30 years	2.50% of total covered compensation plus 2.50% of excess compensation
30 but less than 35 years	2.75% of total covered compensation plus 2.75% of excess compensation
35 but less than 40 years	3.25% of total covered compensation plus 3.25% of excess compensation
40 but less than 45 years	4.00% of total covered compensation plus 4.00% of excess compensation
45 but less than 50 years	5.25% of total covered compensation plus 5.25% of excess compensation
50 but less than 55 years	6.50% of total covered compensation plus 6.50% of excess compensation
55 or more years	8.00% of total covered compensation plus 8.00% of excess compensation

At the end of each year, a participant’s account is also credited with assumed interest at the rate of 6.5% per annum for 2002, 5.5% per annum for 2003, and 4% per annum for subsequent years. At retirement or other termination of employment, an amount equivalent to the balance then credited to the account is payable to the participant in the form of an immediate or deferred lump sum or annuity.

If Messrs. Orr, Dougherty, Rolls and Schultz were to continue in employment and retire at the normal retirement age of 65, their estimated straight life annuity annual pension amounts under both the Pension Plan and the SERP combined would be: $713,013 for Mr. Orr, $324,389 for Mr. Dougherty, $271,884 for Mr. Rolls and $254,946 for Mr. Schultz. These annual pension amounts would be reduced: in the case of Mr. Orr (age 57 and fourteen years of service), if he retires prior to age 59; in the case of Mr. Dougherty (age 46 and twelve years of service), if he retires prior to age 55; in the case of Mr. Rolls (age 48 and five years of service), if he retires prior to age 59; in the case of Mr. Schultz (age 48 and seven years of service), if he retires prior to age 58. Mr. Marino’s employment with the Company ended February 14, 2003; therefore, Mr. Marino is not eligible for benefits under the SERP.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

The Company has entered into Employment Agreements with Messrs. Orr, Dougherty, Rolls and Marino which provide for their employment and retention for four years commencing on August 13, 1998 (June 1, 1998 in the case of Mr. Rolls), subject to automatic one year extensions. CMG has entered into an Employment Agreement with Mr. Schultz which provides for his employment and retention for five years commencing on January 1, 1998 subject to automatic one year extensions. For years after 1998, the Employment Agreements provide a minimum annual base salary, a minimum annual bonus target, and annual grants of long-term incentives with a minimum present value. If their employment is terminated within two years after a change in control other than for death, disability or cause, or if they elect to leave within 90 days after a change in control, they will receive lump sum payments equal to three times the sum of their base salary and bonus targets, and benefits will continue to be provided for three years. If their employment is terminated by the Company without cause, they will receive lump sum severance payments equal to their base salary and bonus targets for the remainder of the Employment Agreement terms (but not less than two times the sum of their base salary and bonus targets), and certain benefits will continue to be provided for the remainder of the Employment Agreement terms (or, if longer, for two years). Mr. Marino’s employment with the Company ended on February 14, 2003, and the Company will pay him severance benefits pursuant to paragraph 13.D. of his Employment Agreement.

The Executive Deferred Compensation Plan (“EDCP”) permits executives to defer receipt of up to 75% of their base salary and up to 100% of their cash bonuses. There is a Company match of 100% of the first 3% of amounts deferred and 50% of the next 2% of amounts deferred (reduced by the Company match under the Company’s qualified Retirement and Savings Plan). Amounts deferred by participants (and the related Company match) are assumed to have been invested as directed by the executive in various mutual funds and other investments (including Common Shares). Executives may also elect to surrender restricted stock to the Company in exchange for a credit to the participant’s account in an amount equal to the value of the shares surrendered. There is a Company match of 4% of the value of shares surrendered on or after October 29, 2001. Amounts credited to the participant’s restricted stock account on or after October 29, 2001 (and the related Company match) are assumed to have been invested in Common Shares. Amounts credited to a restricted stock account and the related matching contributions are subject to forfeiture at the same time and to the same extent as would have applied to the restricted shares had they not been surrendered. Upon termination of employment, the vested amounts then credited to the participant’s account are distributed in a single lump sum payment or in monthly or annual installments for a term not to exceed 10 years. The 2002 match for Messrs. Orr, Dougherty, Marino, Schultz and Rolls is reflected in the Summary Compensation Table under the “All Other Compensation” column.

The Company established a split dollar life insurance arrangement effective January 1, 2002 to provide certain senior executives a death benefit in lieu of full participation in the group term life insurance program. The death benefit payable to the beneficiary of an insured named executive is three times the executive’s base salary. The Company is entitled to receive all other proceeds under the policy, if any, in the event of death of the executive. Under the terms of the arrangement, title and ownership of the life insurance policy resides with the Company. The Company is considering the impact, if any, of recent legislation on the ability of the Company to continue the split dollar insurance arrangement. The 2002 split dollar benefit for the 2002 match for Messrs. Orr, Dougherty, Marino, Schultz and Rolls is reflected in the Summary Compensation Table under the “All Other Compensation” column.

Under the LTIP, in the event of a change in control, all outstanding stock options will become immediately exercisable, all restrictions applicable to restricted stock awards will lapse and a pro rata portion of all accrued incentive awards will be paid in cash. The present values of all accrued benefits under the Executive Deferred Compensation Plan and the SERP will be funded within five days after a change in control of the Company.

PERFORMANCE GRAPH

The following Performance Graph compares the percentage change, for the period from August 13, 1998 through December 31, 2002, of the cumulative total shareholder return on the Company’s Common Shares with the cumulative total return of the S&P 500 Stock Index and the Custom Composite Index.

	8/13/98	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Convergys	$100	$149	$205	$302	$250	$101
S&P 500©	$100	$115	$139	$127	$112	$87
Old Custom Composite	$100	$116	$222	$250	$157	$76
New Custom Composite	$100	$138	$281	$256	$154	$57

Copyright© 2003, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

Convergys’ total return assumes investment of $100 at the Company’s IPO price of $15.00 per Common Share.

The Old Custom Composite Index consists of Amdocs LTD, Portal Software Inc. (beginning 3Q99), Sitel Corp., CSG Systems Int’l Inc., DST Systems Inc., APAC Customer Services Inc., Teletech Holdings Inc., and West Corp.

The New Custom Composite Index consists of Amdocs LTD, Portal Software Inc. (beginning 3Q99), Sitel Corp., CSG Systems Int’l Inc., Sykes Enterprises, Inc., APAC Customer Services Inc., Teletech Holdings Inc., and West Corp.

The New Custom Composite Index includes Sykes Enterprises and excludes DST Systems. In Convergys’ estimation, 100% of Sykes Enterprises’ revenues and less than 10% of DST Systems’ revenues are comparable to the revenues generated by Convergys.

For each composite index, the individual company returns have been weighted by their respective market capitalizations.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Ernst & Young LLP as independent accountants to audit the financial statements of the Company for the year 2003. One or more members of the firm of Ernst & Young LLP will attend the annual meeting and will be available to answer questions.

Audit Fees

Fees paid to Ernst and Young in 2002 were as follows:

	2002	2001
Audit Fees	608,379	487,013
Audit-Related Fees	355,700	294,015
Tax Fees	299,641	142,547
All Other Fees	122,700	30,000
Total	1,386,420	953,575

Audit Fees are the fees billed for professional services rendered for the audit of the Company’s annual financial statements, the review of quarterly financial statements, statutory audits of the Company’s foreign subsidiaries, accounting consultations and other attest services. The increase in 2002 versus 2001 was primarily due to an increase in statutory audits resulting from the Company’s international expansion and additional consulting due to new accounting rules and regulations.

Audit-Related Fees are the fees billed for assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements and assurance and related services that traditionally are performed by the independent accountant. This includes employee benefit plan audits, due diligence related to mergers and acquisitions, audits of acquired businesses and internal control reviews. The increase in 2002 versus 2001 was primarily due to an increase in the number of reviews of the Company’s controls over data processing services it provides to its clients and due diligence in support of an acquisition.

Tax Fees are the fees billed for professional services rendered for tax compliance, tax advice and tax planning. The increase in 2002 versus 2001 was due to increased levels of tax advice.

All Other Fees are the fees for products and services other than those described in the three categories above. The increase in 2002 was due to support provided in connection with the divestiture of a European call center.

SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the Proxy Statement for the annual meeting in 2004 must be received by the Company on or before November 9, 2003 and must comply with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. If a shareholder notifies the Company after January 23, 2004 of the intent to present a proposal, the Company will have the right to exercise discretionary voting authority with respect to that proposal without including information regarding such proposal in its proxy materials. Proposals or notices should be sent to W. H. Hawkins II, Secretary, 201 E. Fourth Street, P. O. 1638, Cincinnati, Ohio 45201.

OTHER MATTERS TO COME BEFORE MEETING

At the time this Proxy Statement was released for printing on March 10, 2003, the Company knew of no other matters which might be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the Common Shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

The costs of soliciting proxies will be borne by the Company. In addition to this solicitation by mail, Directors, officers and regular employees of the Company may solicit proxies in person or by telephone, make additional requests for the return of proxies and may receive proxies on behalf of the Company. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of Common Shares and will be reimbursed for their expenses. The Company also has retained Georgeson Shareholder Communications Inc. to assist it in connection with the solicitation at an estimated fee of $10,000 plus reimbursement of out-of-pocket expenses.

FINANCIAL STATEMENTS AVAILABLE

The Company’s Annual Report to shareholders for the year 2002 is enclosed with this mailing. The Company’s Annual Report on Form 10-K, which contains the financial statements for the Company and its subsidiaries as filed with the Securities and Exchange Commission for the year 2002, is also enclosed with this mailing. Requests for additional copies of any of these reports can be addressed to Convergys Corporation, 201 E. Fourth Street, P. O. Box 1638, Cincinnati, Ohio 45201, Attention Investor Relations Department.

By Order of the Board of Directors

W. H. Hawkins II

Secretary

March 10, 2003

APPENDIX I

AUDIT COMMITTEE CHARTER

Convergys Corporation

Purpose

The Convergys Corporation Board of Directors’ Audit Committee (the “Committee”) is established by the Board of Directors for the primary purpose of assisting the Board in:

•	overseeing the integrity of the Company’s financial statements,

•	overseeing the Company’s compliance with legal and regulatory requirements,

•	overseeing the independent accountant’s qualifications and independence,

•	overseeing the performance of the Company’s internal audit function and independent accountants, and

•	overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that Management and the Board have established.

Consistent with this function, the Committee shall encourage continuous improvement of, and adherence to, the Company’s policies, procedures and practices at all levels. The Committee shall also provide an open avenue of communication among the independent accountants, senior management and financial management, the internal auditing department, and the Board of Directors.

Organization

The Board shall elect all members of the Committee, which shall consist of three or more independent Board Directors.

At all times, at least one member of the Committee must be an “audit committee financial expert” as that term is defined in the applicable laws, regulations or listing standards. In addition, all other members must possess knowledge and experience in financial matters, including the ability to read and understand the Company’s fundamental financial statements.

Responsibilities

General

In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings. In planning the annual schedule of meetings, the Committee shall ensure that it meets at least quarterly, and that sufficient opportunities exist for its members to meet quarterly with Management, the Director of Internal Audit and the independent accountants in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately. Additional meetings may be scheduled as needed.

The Committee may ask Management or others to attend meetings and provide pertinent information as necessary. It shall report Committee actions to the Board and shall make recommendations as appropriate.

On an annual basis, the Committee shall review and reassess the adequacy of this charter and shall recommend changes to the Board. The Committee shall disclose in the proxy statement for the Company’s annual shareholders’ meeting that a formal written charter has been adopted and the degree to which the Committee has satisfied its responsibilities during the prior year in compliance with the charter. At least once every three years the Committee should verify that the Committee charter is filed with the annual proxy statement by Management.

The Committee shall perform any other activities consistent with this charter, the Company’s Regulations and governing law, as the Committee or the Board deems necessary or appropriate.

In carrying out its duties, the Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors, as it deems appropriate to execute fully its duties and responsibilities. The Company shall provide appropriate funding as determined by the Committee for compensation to the independent accountant and to any advisors that the Committee chooses to engage.

Financial Reporting Process

The Committee shall regularly review key financial systems, procedures and controls that provide the information necessary to manage and report properly the operations of the Company. In fulfilling this responsibility, the Committee shall take the following actions:

•	The Committee shall review and discuss with Management and the independent accountants the financial information to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K) and the Company’s Quarterly Reports on Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls. The Committee shall discuss the results of the annual audit and the quarterly reviews and any other matters required to be communicated to the Committee by the independent accountants under generally accepted auditing standards and applicable law or listing standards. Based on such review and discussion, the Committee shall make a determination whether to recommend to the Board of Directors that the audited / reviewed financial statements be included in the Company’s Form 10-K / 10-Q. The Committee shall also receive reports from the Company’s Certification Subcommittee as part of this process.

•	In consultation with the independent accountants and internal auditors, the Committee shall review the integrity of the Company’s internal and external financial reporting processes and Management’s effectiveness in maintaining such integrity. In performing its review, the Committee will consider whether adequate procedures exist to comply with the regulations of the SEC and securities exchanges. The Committee shall review and consider the independent accountants’ and Management’s judgments about the quality and appropriateness of the Company’s accounting principles and financial disclosure practices and proposed major changes thereto. The Committee shall also resolve any disagreements between Management and the independent accountants regarding financial reporting.

•	The Committee shall review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel the Company’s disclosure controls and procedures, procedures established by the Company for issuing the Company’s earnings press releases and financial information and earnings guidance periodically provided to analysts and rating agencies. The Committee shall review periodically, but in no event less frequently than quarterly, Management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in or material deviations from such controls and procedures.

Systems of Internal Controls

The Committee assists the Board in overseeing the systems of internal controls established by Management and the Board, particularly with respect to maintenance of adequate controls related to financing, financial reporting, accounting, compliance with applicable laws and regulations, and ethics. The Committee shall review their adequacy and effectiveness with the independent accountants, the Director of Internal Audit, and financial and accounting personnel. In so doing, the Committee shall review recommendations for the improvement of internal control procedures and Management’s responses to the recommendations.

The Committee shall inquire of Management, the Director of Internal Audit, and the independent accountants about significant risks or exposures and assess the steps Management has taken to minimize such risks to the Company. The Committee shall review Management’s actions to establish and maintain processes to assure that internal control systems are considered in the Company’s planning process, including the acquisition and integration of new businesses and companies and the development and implementation of new computer systems.

The Committee shall also review with the Chief Executive Officer and the Chief Financial Officer any fraud, whether or not material, that involves Management or other employees who have a significant role in the issuer’s internal controls.

Audit Processes

The Committee shall recommend to the Board the engagement of the independent accountants, and oversee, compensate, evaluate and, where appropriate, replace the independent accountants. The Committee shall review and pre-approve both audit and non-audit services to be provided by the independent accountants. The pre-approval of non-audit services may be delegated to one of more designated members of the Committee with any such pre-approval reported to the Committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investors in periodic reports as required by applicable law or listing standards.

The Committee shall review the performance of the Company’s independent accountants annually. In doing so, the Committee shall consult with Management and the Director of Internal Audit and shall obtain and review a report by the independent accountants describing their internal control procedures, issues raised by their most recent internal quality control review, or by any inquiry or investigation by governmental or professional authorities for the preceding five years and the response of the independent accountants, and all relationships between the independent accountants and the Company.

The Committee shall maintain ongoing communications with the independent accountants to review whether the accountants maintain their independence. The Committee shall review with the independent accountants any major unresolved problems encountered during their examinations as well as any restrictions imposed by Management on their audit scope.

The Committee shall establish hiring policies, compliant with governing laws or regulations, for employees or former employees of the independent accountants. The Committee shall present its conclusions with respect to the qualifications, performance and independence of the independent accountants to the full Board.

With respect to the Internal Audit function, the Committee shall review its functions and activities. The Committee shall also review and approve the appointment, replacement, reassignment, or dismissal of the Director of Internal Audit. It shall periodically review and approve the Internal Audit Charter and the Internal Audit Plan and review any difficulties encountered in the course of performing the audit function as defined in its charter and approved audit plan. The Committee shall review the objectivity of the Internal Audit function.

The independent accountants and Internal Audit function shall be accountable to the Board and the Committee. Accordingly, the Board of Directors is the independent accountants’ client and, while the internal audit function shall report functionally to the Company’s Chief Financial Officer through the Director of Internal Audit, it must report at least on a quarterly basis to the Committee.

Complaint Procedures

The Committee shall establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Committee shall periodically review with Management, including the General Counsel, and the independent accountants any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Code of Business Conduct and Ethics. The Committee shall also meet periodically with the General Counsel and other appropriate legal staff of the Company to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

Annual Reporting of Committee Activities with Respect to Audited Financial Statements

The Committee should issue a report to be included in the annual proxy statement stating whether the Committee had reviewed and discussed the financial statements with Management, had discussed the required communications with the independent accountants, had received the required correspondence from the independent accountants regarding independence matters and whether the Committee recommended to the full Board the inclusion of the audited financial statements in the Company’s Form 10-K. Additionally, the Committee should review the annual written affirmation provided by the Company to the New York Stock Exchange (“NYSE”) that the Committee has complied with the NYSE’s rules for members’ audit committees.

Performance Evaluation

The performance of the Committee shall be evaluated on an annual basis.

CONVERGYS CORPORATION

c/o Corporate Trust Services

Mail Drop 10AT66—4129

38 Fountain Square Plaza

Cincinnati, Ohio 45263

                                         Name Appears

                                                                 Your Control Number is:

You are now able to cast your vote by using a touch-tone telephone or by using the Internet.

Instructions for voting are on the reverse side. Your Control number for voting is noted above.

fold and detach here

.....................................................................................................................................................................................

Item 3     To act upon such other matters as may properly come before the meeting.

Please vote, sign, date below and return this proxy form promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so by revoking your proxy at an open meeting and voting by ballot. This proxy form, when properly executed, will be voted in accordance with the directions given by the shareholder. If no directions are given hereon, the proxy form will be voted FOR the election of directors and AGAINST the shareholder proposal.

Dated_____________________________ , 2003

                                    Name Appears

____________________________________________

SIGNATURE

____________________________________________

SIGNATURE IF SHARES HELD JOINTLY

Please sign exactly as name(s) appear opposite. Executors, trustees, administrators and other fiduciaries should so indicate.

R.S. Rowe & Company, Inc.; Job No. 11562; Proof of 3-05-03

(781) 849-9700; (212) 926-2444; (800) 324-6202; FAX No. (781) 849-9740

EMAIL Address: rsrowe@interserv.com

pm6\5th-3rd\conv-prx

Vote by Telephone

Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone phone. You will be prompted to enter your Control Number found on the reverse side, then you can follow the simple prompts that will be presented to you to record your vote.

Vote by Internet

Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number, then you can follow the simple prompts that will be presented to you to record your vote.

Ohio law allows proxy voting by electronic means.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Trust Services, P.O. Box 535800, Pittsburgh, Pennsylvania 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a touch-tone phone 1-800-542-1160	Access the Website and cast your vote http://www.votefast.com	Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone and internet vote must be received by 11:59 P.M. Eastern Standard Time on April 21, 2003 to be counted in the final tabulation.

Your Control Number is printed on the reverse side.

Your telephone and internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated and returned your proxy card.

CONVERGYS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2003

The undersigned hereby appoints John F. Barrett, Roger L. Howe and James F. Orr, and each or any of them, proxies, with full power of substitution, to represent and to vote all common shares of Convergys Corporation held of record by the undersigned on February 28, 2003, at the annual meeting of shareholders to be held on April 22, 2003, at 11:30 A.M. in Ballroom C of the Northern Kentucky Convention Center, One West River Center Blvd., Covington, Kentucky 41011, and at any adjournment thereof, notice of which meeting together with the related proxy statement has been received. The proxies are directed to vote the shares the undersigned would be entitled to vote if personally present.

The Board of Directors recommends a vote FOR the Nominee Directors. Item 1 Authority to vote for the election of Class II directors whose terms expire in 2006:	FOR ☐ All nominees listed (except as marked to the contrary below)	WITHHOLD ☐ Authority to vote

INSTRUCTION:    To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:

John F. Barrett             Joseph E. Gibbs             Steven C. Mason             James F. Orr

The Board of Directors recommends a vote AGAINST the shareholder proposal.

Item 2     To vote on a shareholder proposal regarding the expensing of stock options costs.

FOR    ☐                AGAINST    ☐                ABSTAIN    ☐

(CONTINUED ON REVERSE SIDE)